EXHIBIT 16

                   [ MARK BAILEY & COMPANY, LTD. LETTERHEAD ]


April 6, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        RE: File No. 000-28481

Dear Sirs/Mmes:

We have read the statements that we understand Anglotajik Minerals Inc. will include under Item 4 of the second amended Current Report on Form 8-K it will file regarding the recent change change of auditors. We agree with the statements made regarding our firm. We have no basis to disagree with any other statements made under Item 4.

Sincerely,

/s/ Mark Bailey & Company, Ltd.